                                                                    EXHIBIT 21.1

                             List of Subsidiaries
                             --------------------

1.   Top Tier Israel, Ltd., organized under the laws of Israel.

2.   Top Tier Software, Ltd., organized under the laws of the United Kingdom.

3.   Quicksoft, a California corporation.

4.   Learning Objects, Inc., a California corporation.